Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ramaco Resources, Inc. of our report dated February 18, 2021, with respect to the consolidated statements of operations, equity and cash flows for the year ended December 31, 2020, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully yours,

/s/ Briggs & Veselka Co.
Houston, Texas

September 1, 2023

H O U S T O N O F FIC E 713.667.9147 Tel. ■ 713.667.1697 Fax

Nine Greenway Plaza, Suite 1700 ■ Houston, Texas 77046 ■ www.bvccpa.com

Member of the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants